Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between The Bank of Delmarva (“Employer”) and Betsy Eicher (“Executive”) and is effective as of this 24th day of March, 2019 (the “Effective Date”).

WHEREAS, Employer wishes to continue the employment of Executive as a key executive of Employer and it is the desire of Employer to have the benefit of Executive’s continued loyalty and service; and

WHEREAS, Executive wishes to remain in the employ of Employer on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein the parties agree as follows:

1.                                      Employment and Duties.

(a)                                 Executive shall be employed as Senior Vice President and Chief Financial Officer of Employer (the “Position”) on the terms and subject to the conditions of this Agreement.  Executive accepts such employment and agrees to perform the duties and responsibilities of the Position, as may be assigned to Executive by the Chief Executive Officer or Board of Directors of Employer.

(b)                                 Executive shall devote Executive’s best efforts and full time to rendering services on behalf of Employer in furtherance of its best interests.  Executive shall comply with all policies, standards and regulations of Employer now or hereafter promulgated, and shall perform all duties under this Agreement to the best of Executive’s abilities and in accordance with the ethics and standards of conduct applicable to employees in the banking industry.

2.                                      Term.  The Term (as defined below) of this Agreement is effective as of the Effective Date and will continue through the earlier of one year from the Effective Date (the “Initial Term”) or (ii) the date this Agreement otherwise terminates pursuant to Section 6 or Section 16 below; provided, however, that, at the end of the Initial Term, if this Agreement has not been previously terminated pursuant to Section 6 or Section 16 below, this Agreement shall be automatically extended for a one-year term (a “Renewal Term”), commencing at the end of the Initial Term, unless either party gives written notice of non-renewal no later than sixty (60) days prior to the end of the Initial Term.  This Agreement shall continue to be further extended for an additional one-year term at the end of each Renewal Term, unless either party gives written notice of non-renewal no later than sixty (60) days prior to the end of the applicable Renewal Term.  During the Initial Term or any Renewal Term, this Agreement may be terminated at any time pursuant to Section 6 or Section 16 below.  The Term of this Agreement, including all Renewal Terms, if any, is referred to herein as the “Term.”

3.                                      Compensation.

(a)                                 Base Salary.  During the Term, Employer shall cause Executive to be paid an annual base salary of not less than One Hundred Thirty Thousand Dollars ($130,000.00), paid in equal installments to Executive in accordance with Employer’s established payroll practices (but no less frequently than monthly).  Employer’s Board of Directors or its designee, in its discretion, may increase Executive’s base salary during the Term.  Employer shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and Employer.  Employer shall also withhold and remit to the proper party any amounts agreed to in writing by Employer and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(b)                                 Executive shall devote Executive’s best efforts and full time to rendering services on behalf of Employer in furtherance of its best interests.  Executive shall comply with all policies, standards and regulations of Employer now or hereafter promulgated, and shall perform all duties under this Agreement to the best of Executive’s abilities and in accordance with the ethics and standards of conduct applicable to employees in the banking industry.

(c)                                  Equity Awards.  Executive may be eligible to receive equity awards from Employer, in such manner and subject to such terms and conditions as the Board of Directors or its designee, in its sole discretion, may determine, if at all.

(d)                                 Clawback.  Executive agrees that any incentive compensation that Executive receives from Employer or a related entity shall be subject to repayment (i.e., clawback) to Employer or such related entity to the extent required under any repayment or clawback policy adopted by the Board of Directors in the future.

4.                                      Benefits.

(a)                                 Corporate Benefit Plans.  Executive shall be entitled to participate in or become a participant in any employee benefit plan maintained by Employer for which Executive is or will become eligible on such terms as the Board of Directors or its designee may, in its discretion, establish, modify or otherwise change.

(b)                                 Personal Time Off.  Executive shall be entitled to four (4) weeks (or twenty (20) business days) of paid time off (“PTO”) each year (or such greater annual number of days allowed under Employer’s PTO policy) which shall be taken in accordance with Employer’s PTO Policy.

5.                                      Reimbursement of Expenses.  Executive shall be reimbursed upon Executive’s incurring reasonable and customary business expenses in connection with the performance of Executive’s duties, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, lodging, and other business expenses incurred by Executive.  In no event will such reimbursements be made later than the last day of the calendar month following the calendar month in which Executive submits the request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) days after the expense is incurred.

6.                                      Termination of Employment.

(a)                                 Death or Incapacity.  Executive’s employment under this Agreement shall terminate automatically upon Executive’s death.  Executive’s spouse, if the spouse survives Executive, or, if not, Executive’s estate shall receive (i) any unpaid base salary which otherwise would be payable to Executive through the date of termination payable in a lump sum as soon as administratively feasible following termination, but not later than thirty (30) days thereafter; (ii) any annual bonus compensation earned and awarded pursuant to Section 3(b)(i) above, but not yet paid as of the date of termination, payable on the earlier of (A) the thirtieth (30th) day after the date of termination, or (B) when otherwise due; (iii) any benefits vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (i) — (iii) collectively are referred to as the “Accrued Obligations”). Executive’s spouse, if the spouse survives Executive, or, if not, Executive’s estate shall also receive an amount equal to Executive’s base salary from the date of Executive’s death through the end of the month in which Executive’s death occurs, payable in a lump sum as soon as administratively feasible following Executive’s death, but not later than thirty (30) days thereafter.  If Employer determines that Incapacity (as defined below) of Executive has occurred, it may terminate Executive’s employment and this Agreement upon ninety (90) days’ written notice, provided that, within ninety (90) days after receipt of such notice, Executive shall not have returned to full-time performance of Executive’s assigned duties.  In the event of a termination due to “Incapacity,” Employer shall pay the Accrued Obligations to Executive.  For purposes of this Agreement, “Incapacity” shall occur if (i) Executive is unable to perform the material functions of Executive’s position for thirteen (13) consecutive weeks and is then deemed to be permanently unable to continue in the Position by a physician selected by Employer or its insurer, and acceptable to Executive or Executive’s legal representative, which consent shall not be unreasonably withheld, or (ii) Executive is deemed disabled as defined in the policy of disability insurance maintained by Employer for the benefit of Executive (and others if a group policy).  Notwithstanding any other provision in this Agreement, Employer shall comply with all requirements of the Americans with Disabilities Act.  Further, if Executive’s employment is terminated due to death or “Incapacity,” then no payments (other than the Accrued Obligations and spousal death benefit described above) shall be owed or paid, including those under Section 7(a) or Section 9(a).

(b)                                 Termination by Employer With or Without Cause.  Employer may terminate Executive’s employment at any time during the Term of this Agreement, with or without notice (unless otherwise required herein) and with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     Executive’s willful misconduct in connection with the performance of Executive’s duties;

(ii)                                  Executive’s misappropriation or embezzlement of funds or material property of Employer or any affiliate;

(iii)                               Executive’s fraud or dishonesty with respect to Employer or any affiliate;

(iv)                              Executive’s failure to perform any of the material duties and responsibilities required by the Position (other than by reason of Incapacity), or Executive’s failure to follow reasonable instructions or policies of Employer, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by Employer in its reasonable business judgment) to remedy such failure (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) days;

(v)                                 Executive’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude;

(vi)                              Executive’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior or ethics generally applicable to officers of Employer, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by Employer in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) days;

(vii)                           Executive’s willful violation of any final cease and desist order;

(viii)                        Executive’s breach of any fiduciary duty owed to Employer or its affiliates; or

(ix)                              Executive’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result, in the good faith judgment of Employer, in material injury to Employer, monetarily or otherwise.

(c)                                  Termination by Executive for Good Reason.  Executive may terminate employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     The assignment of duties to Executive by Employer which result in Executive having materially less authority or responsibility than Executive has on the Effective Date, without Executive’s express written consent;

(ii)                                  Requiring Executive to maintain Executive’s principal office at a location that is sixty (60) miles or more from Salsibury, MD (measured by driving distance from the current headquarters), unless Employer moves its principal executive offices to the place to which Executive is required to move; or

(iii)                               A material reduction in the Executive’s base salary; or

(iv)                              Any action or inaction by the Employer that constitutes a material breach of this Agreement.

Executive is required to provide written notice to Employer detailing the existence of a condition described above in this Section 6(c) within a sixty (60) day period after the initial existence of the condition, and Employer shall have thirty (30) days after notice to remedy the condition without liability.  In addition to the foregoing requirements, to trigger payment under this Section 6(c), Executive must also terminate employment within one hundred twenty (120) days after the initial occurrence of the event constituting “Good Reason” and Employer must have been allowed the full opportunity to cure, as set forth above.

Notwithstanding the above, “Good Reason” shall not include any resignation by Executive where Cause for Executive’s termination by Employer exists under Section 6(b), or there is an isolated, insubstantial or inadvertent action by Employer (provided that such action is remedied by Employer after written notice by Executive), and shall not include any action by Employer taken before the Effective Date of this Agreement.

(d)                                 Other.  Executive’s employment hereunder may be terminated voluntarily by Executive without Good Reason upon ninety (90) days’ prior written notice to Employer or at any time by mutual agreement in writing.  In the event of such voluntary termination notice by Executive without Good Reason, Employer may terminate Executive’s employment prior to the expiration of the notice period without incurring any liability under Section 7, and, under this Section 6(d).  Employer shall be required only to pay Executive’s base salary through the termination date (with such payment to be made in accordance with Employer’s established payroll practices), plus any Accrued Obligations (as defined Section 6(a)).

7.                                      Obligations Upon Termination.

(a)                                 Without Cause or for Good Reason.  If either Employer terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason during the Term, Executive shall be entitled to receive, subject to any applicable delay set forth in Section 19 below:

(i)                                     The Accrued Obligations (as defined in Section 6(a)); and

(ii)                                  Subject to Executive’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release:

(A)  A payment in a monthly amount equal to one-twelfth (1/12) of Executive’s annual base salary in effect immediately preceding such termination for twelve (12) months, payable in accordance with Employer’s established payroll practices (but no less frequently than monthly), provided that the amounts Executive would otherwise have received during the sixty (60) days after Executive’s termination had the payments begun immediately after Executive’s termination of employment shall be paid in a lump sum on the sixtieth (60th) day after Executive’s termination of employment; and

(B)  For twelve (12) months after the date of termination, Executive shall receive coverage under all employee health insurance programs or plans (medical, dental and vision) (“Health Care Plans”) in which Executive and/or Executive’s spouse and any of Executive’s dependents were entitled to participate immediately prior to such termination, with Employer paying the employer portion of the premium therefor (the “Termination Health Care Continuance Benefit”), provided that the continued participation of Executive and/or Executive’s spouse and any of Executive’s dependents  is possible under the general terms and provisions of the Health Care Plans. If Employer cannot maintain such coverage for Executive or Executive’s spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), Employer shall provide the Termination Health Care Continuance Benefit by either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the expected premium for twelve (12) months after the date of termination with such payments to be made in accordance with Employer’s established payroll practices (but no less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.  To the extent allowed by applicable law, the 12-month Termination Health Care Continuance Benefit period shall run concurrently with the period for which Executive and/or Executive’s spouse and any of Executive’s dependents would be eligible for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (the “COBRA Period”).

(C)  An additional amount, payable in one lump sum, less all applicable withholdings, on the sixtieth (60th) day following Executive’s termination of employment, equal to one (1) times the highest annual bonus compensation earned by Executive for the three (3) immediately preceding complete fiscal years or such fewer number of complete fiscal years as Executive may have been employed by Employer.  For the avoidance of any doubt, if Employer makes a determination to award no annual bonus compensation to Executive for the three (3) immediately preceding complete fiscal years or such fewer number of complete fiscal years as Executive may have been employed by Employer, then no amount is payable under this Section 7(a)(ii)(C).

Notwithstanding the foregoing, and in addition to Employer’s remedies set forth in Section 8(e), all such payments and benefits under Section 7(a) otherwise to be made after Executive’s termination of employment shall cease to be paid, and Employer shall have no further obligation with respect thereto, in the event Executive, without the consent of Employer, breaches or engages in any activity prohibited in Section 8 or any of its sub-parts.

(b)                                 For Cause; Other Than for Good Reason.  If Executive’s employment is terminated for Cause or if Executive voluntarily terminates Executive’s employment other than for Good Reason, this Agreement shall terminate without any further obligation of Employer to Executive other than the payment to Executive of the Accrued Obligations.

8.                                      Covenants of Executive.

(a)                               Confidentiality.  As an employee of Employer, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to Employer and/or its affiliates and Executive acknowledges a fiduciary duty owed to Employer and its affiliates not to disclose any such information.  Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning Employer and its affiliates or their customers that is not generally known to the public or generally in the banking industry.  Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by Employer; provided, however that to the extent the information covered by this Section 8 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation.  Executive does not need the prior authorization of Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators.  Executive is not required to notify Employer that Executive has engaged in such communications with the Regulators.  Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•                  Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•                  Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b)                                 Omitted.

(c)                                  Non-Piracy.  In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, solicit, divert from Employer or transact business with any “Customer” of Employer with whom Executive had “Material Contact” during the last twelve (12) months of Executive’s employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by Employer at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of Employer during the last twelve (12) months of Executive’s employment.  “Customer” means any person or entity with whom Employer had a depository or other contractual relationship, pursuant to which Employer provided products or services during the last twelve (12) months of Executive’s employment.

(d)                                 Non-Solicitation.  In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, hire any person employed by Employer during the last six (6) months of Executive’s employment, or solicit for hire or induce any such person to terminate employment with Employer, if the purpose is to compete with Employer.

(e)                                  Remedies.  Executive acknowledges that the covenants set forth in Section 8 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of Employer.  Executive further acknowledges that if Executive breaches or threatens to breach any provision of Section 8, all payments otherwise due under Section 7(a)(ii) and 9(a) shall immediately cease, but Employer’s remedies at law will be inadequate, and Employer will be irreparably harmed.  Accordingly, Employer shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, such injunctive relief not to preclude Employer from pursuing all available legal and equitable remedies, and being entitled to all reasonable attorney’s fees and costs incurred in connection with the breach, threatened breach, or any challenge to the enforceability of Section 8.

9.                                Termination After Change of Control.

(a)                                 Without Cause or for Good Reason.  If Executive’s employment is involuntarily terminated without Cause within one (1) year after a Change of Control (as defined below) shall have occurred or if Executive resigns for Good Reason within one (1) year after a Change of Control shall have occurred, Executive shall be entitled to receive, subject to any applicable delay set forth in Section 19 below:

(i)                                     The Accrued Obligations (as defined in Section 6(a));

(ii)                                  Subject to Executive’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release:

(A)  A payment equal to one-and-a-half (1 1/2) times Executive’s annual base salary in effect immediately preceding such termination payable in one lump sum, less all applicable withholdings, on the sixtieth (60th) day after Executive’s termination of employment; and

(B)  For eighteen (18) months after the date of termination, Executive shall receive coverage under all Health Care Plans in which Executive and/or Executive’s spouse and any of Executive’s dependents were entitled to participate immediately prior to such termination, with Employer paying the employer portion of the premium therefor (the “Change in Control Health Care Continuance Benefit”), provided that the continued participation of Executive and/or Executive’s spouse and any of Executive’s dependents is possible under the general terms and provisions of the Health Care Plans. If Employer cannot maintain such coverage for Executive or Executive’s spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), Employer shall provide the Change in Control Health Care Continuance Benefit by either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the expected premium for eighteen (18) months after the date of termination with such payments to be made in accordance with Employer’s established payroll practices (but no less frequently than monthly) for employees generally for the period during which such cash payments are to be provided, less all applicable withholdings.  To the extent allowed by applicable law, the 18-month Change in Control Health Care Continuance Benefit period shall run concurrently with the period for which Executive and/or Executive’s spouse and any of Executive’s dependents would be eligible for continuation coverage under the COBRA Period.

(C)  An additional amount, payable in one lump sum, less all applicable withholdings, on the sixtieth (60th) day following Executive’s termination of employment, equal to one (1) times the highest annual bonus compensation earned by Executive for the three (3) immediately preceding complete fiscal years or such fewer number of complete fiscal years as Executive may have been employed by Employer.  For the avoidance of any doubt, if Employer makes a determination to award no annual bonus compensation to Executive for the three (3) immediately preceding complete fiscal years or such fewer number of complete fiscal years as Executive may have been employed by Employer, then no amount is payable under this Section 9(a)(ii)(C).

Notwithstanding the foregoing, and in addition to Employer’s remedies set forth in Section 8(e), all such payments and benefits under Section 9(a) otherwise to be made after Executive’s termination of employment shall cease to be paid, and Employer shall have no further obligation with respect thereto, in the event Executive, without the consent of Employer, engages in any activity prohibited by Section 8.

(b)                                 Modified Cutback of Compensation Deemed to be Contingent on a Change of Control.  If any benefits or payments are to be made under the terms of this Agreement or any other agreement between Executive and Employer following a transaction that constitutes a change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer such that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (“Code Section 280G”) or Section 4999 of the Internal Revenue Code and any regulations thereunder could potentially apply to such compensation, then the following provisions shall be applicable:

(i)                                     In the event the independent accountants serving as auditors for Employer on the date of a change of control within the meaning of Code Section 280G (or any other accounting firm designated by Employer) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on such change of control, would be nondeductible by Employer under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between Executive and Employer will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.  Any reduction of benefits or payments required to be made under this Section 9(b)(i) shall be taken in the following order: first from cash compensation and then from payments or benefits not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of determination.

(ii)                                  Notwithstanding the foregoing Section 9(b)(i), in the event the independent accountants serving as auditors for Employer on the date of a change of control within the meaning of Code Section 280G (or any other accounting firm designated by Employer) determine that the net economic benefit to Executive after payment of all income and excise taxes is greater without giving effect to Section 9(b)(i) than Executive’s net economic benefit after a reduction by reason of the application of Section 9(b)(i), then Section 9(b)(i) shall be a nullity and without any force or effect.  Any decisions regarding the requirement or implementation of the reductions to compensation described in Section 9(b)(i) shall be made by the independent accountants serving as auditors for Employer on the date of a change of control within the meaning of Code Section 280G (or any other accounting firm designated by Employer), shall be made at Employer’s expense and shall be binding on the parties.

(d)                                 Superseding Provisions.  The benefits and payments set forth in Section 9(a) that may be due in connection with a Change of Control shall supersede all payments, entitlements and benefits of Executive otherwise payable under Section 7(a).  The benefits and payments due under Section 9(a) replace those in Section 7(a), and are not cumulative thereof.

(e)                                  For Cause; Other Than for Good Reason.  If Executive’s employment is terminated for Cause or if Executive voluntarily terminates Executive’s employment other than for Good Reason, within two (2) years after a Change of Control, this Agreement shall terminate without any further obligation of Employer to Executive other than the payment to Executive of the Accrued Obligations.

10.                               Change of Control Defined.  For purposes of this Agreement, a “Change of Control” occurs if Employer merges with another depository institution, whether or not Employer is the surviving entity.

11.                               Documents.  All documents, records, tapes and other media of any kind or description relating to the business of Employer or any of its affiliates or subsidiaries (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of Employer.  The Documents (and any copies) shall be returned to Employer upon Executive’s termination of employment for any reason or at such earlier time or times as the Board of Directors of Employer or its designee may specify.

12.                               Suspension or Temporary Prohibition of Services; Permanent Prohibition of Services.  If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, Employer may in its discretion (a) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (b) reinstate (in whole or in part) any of its obligations which were suspended.  If Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

13.                               Severability/Breach Not Excuse Performance.  If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms.  No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.  No breach of this Agreement by Employer shall excuse Executive’s obligations under Section 8.

14.                               Governing Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.  The parties further agree that venue in the event of a dispute shall be exclusively in the Circuit Court of Wicomico County, or in the United States District Court for the District of Maryland, at the sole option of Employer, and Executive agrees not to object to venue.

15.                               Notices.  All written notices required by this Agreement shall be deemed given when delivered personally or sent by overnight or registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To Employer:                                                                     Chief Executive Officer

The Bank of Delmarva

2245 Northwood Drive

Salisbury, MD  21801

To Executive:                                                                    At Executive’s home address as shown on the records of Employer.

16.                               Amendment and Termination of Agreement.  This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.  Except as specifically set forth herein, including pursuant to the provisions of Section 6 above, this Agreement may not be terminated except by an instrument in writing executed by the parties hereto or their legal representatives, provided, however, and notwithstanding anything in this Agreement to the contrary, Employer or its successor has the unilateral right to terminate this Agreement and pay out the full value of all benefits hereunder in one lump sum payment in connection with a Change of Control pursuant to, and in compliance with, Treasury Regulation § 1.409A-3(j)(4)(ix)(B).

17.                               Binding Effect.  This Agreement shall be binding upon Executive and on Employer, its successors and assigns on the Effective Date, subject to the approval by the Board of Directors of Employer.  Employer will require any successor to all or substantially all of the business, stock or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.  This Agreement shall be freely assignable by Employer.

18.                               No Construction Against Any Party.  This Agreement is the product of informed negotiations between Executive and Employer.  If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties.  Executive and Employer agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

19.                               Code Section 409A Compliance.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed Executive’s relationship with Employer or Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A.  If Executive is deemed on the date of separation from service with Employer to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be paid with interest on the earlier of (i) the first day of the seventh (7th) month measured from the date of Executive’s separation from service or (ii) the date of Executive’s death.  The amount of interest to be paid shall be based on the prime rate of interest in effect on the first day of the month following the Executive’s separation from service as reported in the Wall Street Journal.  In the case of benefits required to be delayed under Code Section 409A, however, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by Employer thereafter on the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death.

(c)                                  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with Employer’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(d)                                 If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(e)                                  When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.  In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(f)                                   Notwithstanding any other provision of this Agreement, Executive shall be solely liable, and Employer shall not be liable in any way to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

20.                               Regulatory Limitation.  Notwithstanding any other provision of this Agreement, neither Employer nor any subsidiary shall be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to Employer or the subsidiary at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System.  Executive agrees that compliance by Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to Executive are limited, shall not be a breach of this Agreement by Employer.

21.                               Waiver of Breach.  The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

22.                               No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 22 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or Executive’s estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

23.                               Full Capacity.  The persons signing this Agreement represent that they have full authority and representative capacity to execute this Agreement in the capacities indicated below and to perform all obligations under this Agreement.

24.                               Representation and Warranty of Executive.  Executive represents and warrants to Employer that Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent Executive from entering into the employ of Employer under this Agreement or prevent Executive from performing the terms of this Agreement.

25.                               Entire Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and, upon the Effective Date, it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

26.                               Survivability.  The provisions of Section 8 shall survive the termination, expiration or non-renewal of this Agreement.

27.                               Counterparts/Facsimile.  This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

28.                               Case and Gender.  Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

29.                               Title.  The titles and sub-headings of each Section and Sub-Section in this Agreement are for convenience only and should not be considered part of this Agreement to aid in interpretation or construction.

[Signature Block on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below.

Date: March 24, 2019	/s/ Betsy Eicher
Betsy Eicher

Date: March 24, 2019	The Bank of Delmarva

	By:	/s/ John W. Breda
John W. Breda, President & CEO

EXHIBIT A

RELEASE

In consideration of the benefits promised in the Employment Agreement to which this Release is attached as Exhibit A (and further defined below), Betsy Eicher (“Executive”), hereby irrevocably and unconditionally releases, acquits, and forever discharges The Bank of Delmarva, and each of its agents, directors, members, shareholders, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Releasees’ right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation  (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release.

Executive hereby acknowledges and agrees that the execution of this Release and the cessation of Executive’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts.  Executive further acknowledges and agrees that:

a.                                      The Release given by Executive is given solely in exchange for the benefits set forth in the Employment Agreement dated as of March    , 2019 between The Bank of Delmarva and Executive (the “Employment Agreement”) to which this Release was initially attached and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Release;

b.                                      By entering into this Release, Executive does not waive rights or claims that may arise after the date this Release is executed;

c.                                       Executive has been advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.                                      Executive has been offered twenty-one (21) days [or forty-five (45) days if applicable] from receipt of this Release within which to consider whether to sign this Release; and

e.                                       For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by delivering the revocation to the Chief Executive Officer of The Bank of Delmarva, and it shall not become effective or enforceable until such seven (7) day period has expired.

This Release shall be binding upon the heirs and personal representatives of Executive and shall inure to the benefit of the successors and assigns of The Bank of Delmarva.

Date	Betsy Eicher